Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-32215, 333-73173) and S-8 (No. 333-93269, 333-09821, 333-22059, 333-22037, 333-22313, 333-35790, 33-65269, 33-44314, 2-86275, 2-86274) of Xerox Corporation of our report dated June 26, 2002, except for notes 21 and 22 which are as of December 20, 2002, which contains an explanatory paragraph indicating that the Company’s 2001, 2000 and 1999 consolidated financial statements were restated (2000 and 1999 were previously audited by other independent accountants), relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Stamford, CT
January 27, 2003